INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER	SHARES

OphthaliX, Inc.

Fully Paid Non Assessable $0.001 Par Value **COMMON STOCK**

CUSIP NO. 683736 102

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of OphthaliX, Inc. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121

By:______________________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

OPHTHALIX, INC.
SEAL
NEVADA

PRESIDENT

SECRETARY